Exhibit 10.47
M E M O R A N D U M

TO:	All G & A Incentive Plan Participants

FROM:	Larry Mondry

DATE:	March , 2008

SUBJECT:	2008 GENERAL AND ADMINISTRATIVE STAFF INCENTIVE PLAN
The 2008 General and Administrative Staff Incentive Plan is a vital part of CSK Auto, Inc.’s total compensation program. The purpose of the Plan is to reward eligible associates for assisting the Company in achieving its operational and strategic goals through exemplary performance. Under the Plan, cash bonuses, if any, will be paid to eligible associates in Spring 2009 (or as soon thereafter as is reasonably feasible) based on the level of achievement of individual and Company performance goals, contingent upon adherence to the Company’s codes of ethics and subject to obtaining appropriate management and Board of Director approvals.
Associate bonus level and eligibility are based on the position held at the beginning of each quarter. In summary, to be eligible to receive a bonus for a quarter, an associate must:
•	hold a bonus eligible position on the 1st day of the quarter; and

•	not change to a non-bonus eligible position at any time during the quarter; and

•	be continuously employed by the Company until at least the day the bonus is paid; provided, however, that a pro rata bonus will be paid if you are involuntarily terminated not for Cause, prior thereto.
Depending upon hire date and/or changes in position, an associate may be bonus eligible for some, but not all, quarters during the year. Bonus eligible associates on leave during a quarter will receive a pro-rated bonus for that quarter.
Bonus eligibility is calculated separately for each quarter by multiplying 25% of the associate’s salary by the bonus percent assigned to that Position Level based on achieving individual and Company performance goals. The sum of the bonus payable (if any) for each of these two categories represents the quarterly bonus amount.
Your position level and the bonus percent of your salary based upon the established goals are attached to this memo. This memo is only a summary of certain provisions of the Plan. A copy of the Plan document is attached. In the event of any inconsistency between this memo and the Plan document, the Plan document shall prevail.

2008 GENERAL AND ADMINISTRATIVE
STAFF INCENTIVE PLAN
1.0 PURPOSE
The 2008 General and Administrative Staff Incentive Compensation Plan (the “Plan”) is a vital part of CSK Auto, Inc.’s (the “Company”) total compensation program. The purpose of the Plan is to reward eligible associates for assisting the Company in achieving its operational and strategic goals through exemplary performance.
2.0 OVERVIEW AND ELIGIBILITY
Under the Plan, cash bonuses (“Bonus”), if any, will be paid to eligible associates in Spring 2009 (or as soon thereafter as is reasonably feasible) based on the level of achievement of individual and Company performance goals, contingent upon adherence to the Company’s codes of ethics and subject to obtaining appropriate management and Board of Director approvals. For senior officers, the Plan is subject to the terms and provisions concerning the fiscal 2008 bonus as set forth in the senior officer Severance and Retention Agreements and the relevant provisions of such Severance and Retention Agreements are hereby incorporated by reference, as if set out in full. In the event of any conflict between this Plan and the Severance and Retention Agreements, the Severance and Retention Agreements shall control.
Associate bonus level and eligibility are based on the position held by Bonus eligible associates (as hereafter defined) during each fiscal quarter. Except as provided in the Severance and Retention Agreements, to be eligible to receive a bonus, an associate (“Bonus Eligible Associate”) must:
•	be actively employed in a position identified in Appendix A (“Bonus Eligible Positions”) on the 1st day of the quarter (“Eligibility Date”) during fiscal 2008; and

•	not change to a non-bonus Eligible Position at any time during the quarter except for certain transfers to and from positions eligible for the Store Operations or similar Bonus Programs; and

•	be continuously employed by the Company in any position until at least the day the bonus is paid; provided, however, that if an associate is involuntarily terminated without Cause (as defined below) prior to such payout date, he will be eligible for a pro rata bonus (on the date bonuses are otherwise paid) equal to the normal quarterly (or other applicable period) bonus multiplied by a fraction, the numerator of which is the number of days the associate was employed during the quarter (or other applicable period), and the denominator of which is the total number of days in such calendar quarter (or other applicable period). The pro rata bonuses will be based on the actual Company Performance for such bonus period and a deemed Individual Performance at Level II. This pro rata provision does not apply to Senior Officers following a Change in Control; instead, the terms of the Severance and Retention Agreements shall apply.
Changes in position/status during a quarter other than as set forth above shall not be taken into consideration in determining Bonus Eligibility for that quarter, except that associates on leave during any part of the quarter (including the first day of the quarter) will receive a pro-rated portion of the Bonus otherwise payable for that quarter. Depending upon hire date and/or changes in position, an associate may be Bonus Eligible for some, but not all quarters during the year.
For purposes of this Plan, the term “Cause” means, with respect to any associate, (a) any definition of “for cause” or similar concept contained in any employment agreement, personal services agreement, retention agreement, severance agreement or similar agreement applicable to such associate, or, in the absence of any such definition or any such agreement, (b) fraud or embezzlement, gross negligence in the performance or nonperformance of duties for the Company or any subsidiary or parent of the Company, or material failure or refusal to perform duties at any time as an employee of the Company or any subsidiary or parent of the Company.
3.0 POSITION LEVEL
Bonus Eligible Associates shall be notified by their department head of their position level and of any subsequent changes in their Position Level.
4.0 BONUS CALCULATION
The Bonus of an Eligible Associate on an Eligibility Date shall be calculated for that quarter by multiplying 25% of the associate’s Salary (as defined below) by the Bonus Percent of Salary assigned to the applicable position level for the level of each goal achieved (as defined below). The sum of the bonus payable (if any) for each of the two goal categories (Individual and Company) represents the quarterly bonus amount.
4.01 PERFORMANCE GOALS
I. Individual Performance Goals: “Individual Performance” as used in this Plan means overall performance relative to goals, responsibilities, and competencies of an individual plan participant as assessed and documented on the CSK annual Performance Evaluation completed for the 2008 fiscal year. Achievement of the Individual Performance goal for the purposes of this Plan correlates to the annual Performance Evaluation ratings as follows:

Performance Assessment	Incentive Award Individual Performance
Level	Achievement Level
• Distinguished - Consistently exceeds job requirements. Performance is recognized as clearly exceptional.	Level III

Rating of 9 or 10 out of 10

• Superior - Above average performance with minimal supervision or guidance.	Level II

Rating of 7 or 8 out of 10

• Meets Requirements - Satisfactory performance with some supervision and guidance needed.	Level I

Rating of 5 or 6 out of 10
For Vice Presidents, Senior Vice Presidents and Executive Vice Presidents, subject to the terms and provisions concerning the fiscal 2008 bonus as set forth in the senior officer Severance and Retention Agreements (applicable to senior officers only), 75% of the bonus eligibility is based on Company Performance and 25% of the bonus eligibility is based on Individual Performance. For positions below the Vice President level, Individual Performance and Company Performance are weighted equally (each equal to 50% of the Bonus opportunity). The Appendix lists the incentive award associated with each Individual Performance level.
The documentation of Individual Performance levels achieved shall be completed through the annual Performance Evaluation process by the direct supervisor of the individual plan participant and reviewed by the Department Vice President and approved by the Chief Executive Officer or other Senior Officer (as applicable, depending upon reporting relationships).
II. Company Performance Goal: The “Company Performance” as used in this Plan refers specifically to the Company’s performance relative to achievement of an earnings-related goal (EBITDA, as defined below) established for 2008 fiscal year.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as used in this Plan means consolidated earnings before interest, income taxes, depreciation, and amortization.  EBITDA will be calculated before (1) costs related to the ongoing regulatory investigations and securities class action relative to the Company’s historical accounting practices, including any settlement costs, defense costs, fines or penalties, (2) costs including professional fees incurred in connection with the Board of Director’s evaluation of strategic alternatives, (3) equity related compensation whether or not the amount is paid in cash, (4) cash-in-lieu of equity bonus, (5) non-recurring gains or losses including any impairment charges or asset write-offs, (6) purchase accounting adjustments, and, (7) any other adjustments to EBITDA made in good faith by the Compensation Committee of the Board of Directors.
III. The Appendix lists the specific target performance levels and incentive award applicable to each goal category.
4.03 SALARY
“Salary” as used in this Plan means base annual salary as of the end of the fiscal year.
4.04 BONUS CALCULATION — EXAMPLE
A sample bonus calculation is listed in the Appendix, showing the Bonus Percent applicable to each goal category, based upon the performance level achieved for each goal.
5.0 ADMINISTRATION
The Plan is administered by the Chief Executive Officer and Board of Directors who will make such rules and regulations regarding the Plan as deemed necessary to implement its terms and who shall be the sole arbiters of all Plan-related questions, including eligibility, extent of participation, and amount of bonuses paid hereunder.
6.0 NO EMPLOYMENT RIGHTS
The designation of an associate as a participant will not give such associate any right to continued employment with the Company. The Company reserves its rights to suspend, demote, transfer, or terminate any associate.
6.01 UNFUNDED PROGRAM
The Plan is an unfunded program. The Company does not have an obligation to set aside, earmark or entrust any fund, policy or money with which to pay obligations under the plan. The amount of money payable under the Plan with respect to participants will be paid from general revenues.

6.02 RIGHT TO AMEND
Prior to a Change in Control (as defined below), the Company reserves the right to change, revise or rescind the policies or statements described in this document .
Notwithstanding anything herein to the contrary, following a Change in Control, no change, modification, revision, amendment or termination of this Plan (as evidenced by this document) shall be made which would impair the rights of any associate to a Bonus under this Plan without such associate’s consent.
For purposes of this Plan, the term “Change in Control” means the occurrence of any one of the following:
(a) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (or its parent corporation) representing 30% or more of the combined voting power of the Company’s (or its parent corporation’s, as applicable) then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a Qualifying Business Combination described in paragraph (c) below or who becomes such a beneficial owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company (or its parent corporation); or
(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors of the Company or its parent corporation: individuals who, on February 4, 2008, constitute the Board of Directors of the Company or its parent corporation, as applicable, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company or its parent corporation, as applicable,) whose appointment or election by the Board of Directors of the Company or its parent corporation, as applicable, or nomination for election by the Company’s (or its parent corporation’s, as applicable) stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on February 4, 2008 or whose appointment, election or nomination for election was previously so approved or recommended; or
(c) there is consummated a reorganization, merger or consolidation of the Company (or its parent corporation) with, or sale or other disposition of all or substantially all of the assets of the Company (or its parent corporation) in one or a series of related transactions to, any other person (a “Business Combination” ), other than a Business Combination that would result in the voting securities of the Company (or its parent corporation, as applicable) outstanding immediately prior to such Business Combination continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company (or its parent corporation, as applicable) or such surviving entity or any parent thereof outstanding immediately after such Business Combination (a “Qualifying Business Combination” ); or
(d) the stockholders of the Company (or its parent corporation) approve a plan of complete liquidation or dissolution of the Company (or its parent corporation, as applicable) or there is consummated an agreement for the sale or disposition by the Company (or its parent corporation) of all or substantially all of the Company’s assets, other than a sale or disposition by the Company (or its parent corporation) of all or substantially all of the Company’s assets to any other person more than 50% of the combined voting power of the outstanding securities of which is owned by stockholders of the Company (or its parent corporation) in substantially the same proportions as their ownership of the Company (or its parent corporation, as applicable) immediately prior to such sale.

6.03 CONFIDENTIALITY
The terms of the Plan that are not otherwise publicly disclosed by the Company are to be held strictly confidential and may not be disclosed to anyone other than immediate family members. Any such disclosure made by any associate in violation of the terms of the Plan may result in forfeiture of said associate’s benefits under the Plan.
6.04 TERMINATION AND RE-EMPLOYMENT DURING FISCAL YEAR
If a Bonus Eligible Associate’s employment with the Company is terminated for any reason and the associate is subsequently rehired, unless reinstated, the associate shall not be considered Bonus Eligible until a quarter in which the associate meets all of the requirements for Bonus Eligibility. The prior period of Bonus Eligible employment shall not be considered in determining the associate’s Bonus, unless the terminated Bonus Eligible Associate was reinstated. However, notwithstanding the above, the Associate shall receive a pro rata bonus for the bonus period in which he was terminated if he was involuntarily terminated without Cause during such bonus period.
6.05 TRANSFERS TO AND FROM NON-BONUS ELIGIBLE POSITIONS, LEAVES OF ABSENCE, AND RELATED MATTERS DURING A QUARTER
If a Bonus Eligible Associate transfers voluntarily or involuntarily to a non-Bonus Eligible Position at any time during the quarter, other than after the 15th day of the second month of the quarter to a position eligible to participate in Store Operations Incentive Bonus plan (or similar plan) for that quarter, the associate shall not be Bonus Eligible for any part of that quarter and shall not receive any portion of a Bonus for that quarter. If an associate otherwise eligible to participate in the Store Operations Incentive Bonus Plan (or any similar plan based upon quarterly performance) transfers for any reason to a General and Administrative Staff Incentive Plan Bonus Eligible Position after the Eligibility Date, but effective on or before the 15th day of the second month of the quarter, the associate shall be deemed to be in a Bonus Eligible Position on the Effective Date for the quarter. In no event shall an associate receive a bonus from both this Bonus Plan and the Store Operations Incentive Bonus Plan (or any similar plan) for the same quarter.
If an associate is absent from work due to an approved or unapproved leave of absence (LOA) during any portion of one or more quarters, the Bonus otherwise payable to the associate for the quarter(s) shall be subject to proration in situations where total LOA calendar days during the quarter(s) constitute 25% or more of the calendar days in the relevant quarter(s). The proration shall be based on the percentage of the quarter(s) the associate is in LOA status (LOA days/bonus period days). For example, if an associate is on a LOA for 35 days of a 90 day quarter, any Bonus otherwise payable would be reduced by (35/90), or 38%. When the number of days an associate is absent from work during a quarter is such that any proration as described above would have only a nominal impact on the amount of the Bonus payable, the Chief Executive Officer and/or Board of Directors may determine, in his/their sole discretion, that the Bonus need not be pro-rated for that quarter.
Except as otherwise stated in this document, all determinations of Bonus Eligibility shall be based solely upon an associate’s position on the Eligibility Date.
6.06 DISQUALIFICATION FOR VIOLATION OF COMPANY POLICY
Notwithstanding anything herein to the contrary, any associate who violates any Company policy during the fiscal year, or attempts to alter, manipulate, or falsely present any facts which bear upon any aspect of this Plan may, at the sole discretion of the Chief Executive Officer, forfeit any benefits hereunder, in addition to any other disciplinary action to which said associate may be subject.

6.07 TAX GUIDELINES
All Bonuses are considered taxable income and are subject to any and all taxes required by law to be withheld.